Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2013

- Company reports fourth quarter earnings per share of $0.13 (including a $0.03 impact of severance charges primarily related to European headcount reductions) on revenue of $140.2 million

- Company returns $14.7 million in capital to shareholders in dividends and stock buy-backs during fourth quarter

- Company's Adjusted EBITDA* Margin for the fourth quarter is 9.9% and 9.6% for the fiscal year

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, stock-based compensation and contingent consideration adjustments

IRVINE, Calif., July 16, 2013 /PRNewswire/ -- Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal fourth quarter and year ended May 25, 2013. Resources Connection, Inc. is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("RGP") – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the fourth quarter of fiscal 2013 was $140.2 million, increasing 1.6% (2.2% on a constant dollar basis) sequentially and decreasing 3.6% (3.1% on a constant dollar basis) compared to the prior year's fourth quarter. Revenue in the U.S. improved 2.3% sequentially and was down 0.4% quarter-over-quarter. International revenue was down 0.6% sequentially and 13.6% quarter-over-quarter (up 1.9% sequentially and down 11.4% quarter-over-quarter on a constant dollar basis).

The Company's net income for the fourth quarter of fiscal 2013 was $5.3 million, or $0.13 per diluted share. These amounts include severance charges totaling $1.1 million or $0.03 per diluted share. The Company's net income for the fourth quarter of fiscal 2012 was $8.9 million, or $0.21 per diluted share.

"I am pleased that we were able to return $43.7 million to our shareholders during fiscal 2013 through our stock repurchase and dividend programs," said Tony Cherbak, president and chief executive officer of RGP. "We look forward to seeing the benefit of some of our growth initiatives in fiscal 2014."

Gross margin was 38.9% in the fourth quarter of fiscal 2013, up 180 basis points sequentially and down 130 basis points from the fourth quarter of fiscal 2012. Fourth quarter gross margin includes $525,000 (40 basis points) of severance costs related to RGP's European operations. The decline in gross margin quarter-over-quarter was attributable to these severance costs, as well as increased healthcare costs and a 30 basis point decline in the bill rate/pay rate relationship. The fourth quarter gross margin benefited from the absence of paid holidays in the US as compared to the third quarter which included the Christmas and New Year's holidays.

Selling, general and administrative expenses for the fourth quarter of fiscal 2013 were $42.3 million, an increase of $700,000 sequentially and $300,000 from the comparable quarter a year ago. Current quarter selling, general and administrative expenses include $625,000 of severance costs primarily related to European operations, as well as increased marketing spend as compared to the sequential and prior year quarters.

Cash flow from operations and Adjusted EBITDA were $16.9 million and $13.9 million (9.9% of revenue), respectively, for the fourth quarter of fiscal 2013 compared to $16.6 million and $18.4 million (12.6% of revenue), respectively, for the fourth quarter of fiscal 2012.

"We, like many of our clients, remain focused on growing our revenue in a challenging business environment," said Don Murray, executive chairman of RGP. "I look forward to continuing to work with Tony, who became CEO at the beginning of fiscal 2014, to drive our growth initiatives."

The Company's revenue for fiscal 2013 was $556.3 million compared with $571.8 million for fiscal 2012, a decrease of $15.5 million or 2.7%. The Company's net income for fiscal 2013 was $20.5 million, or $0.50 per diluted share, compared with net income for fiscal 2012 of $41.1 million, or $0.94 per diluted share (including the after tax impact of the estimated fair value of contingent consideration adjustment of $20.4 million or $0.47 per share).

The Company's pre-tax income for fiscal 2013 was $39.9 million compared to $73.3 million for fiscal 2012. Pre-tax income in fiscal 2012 included a non-cash adjustment of $33.9 million, which reduced the estimated fair value of contingent consideration liability (including the employee portion of contingent consideration) related to the Sitrick Brincko Group acquisition. Generally accepted accounting principles require the Company to record increases or decreases in the estimated fair value of contingent consideration to earnings.

During the fourth quarter of fiscal 2013, the Company repurchased 1.1 million shares of common stock for $12.3 million. The Company has approximately $72.6 million remaining under its board authorized stock buyback program. On June 11, 2013, the Company paid its quarterly dividend of $2.4 million to shareholders, representing a dividend of $0.06 per share. For fiscal 2013, the Company repurchased a total of 2.9 million shares of common stock for $34.2 million and paid dividends of $9.5 million, returning $43.7 million in capital to shareholders. As of May 25, 2013, the Company's cash, cash equivalents and short-term investments were $119 million compared to $128 million a year ago.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving over 1,800 clients around the world from 73 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.
The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about RGP is available at http://www.rgp.com.
RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, July 16, 2013. This conference call will be available for listening via a webcast on the Company's website: http://www.rgp.com. An audio replay of the conference call will be available through July 23, 2013 at 855-859-2056. The conference ID number for the replay is 97814840. The call will also be archived on the RGP website for 30 days.

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Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "remain," "should" or "will" or the negative of these terms or other comparable terminology. In this press release, such statements include the Company's plan to continue to drive its growth initiatives and belief that growth initiatives will result in a favorable impact in fiscal 2014. Such statements and all phases of the Company's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 25,	May 26,	May 25,	May 26,
	2013	2012	2013	2012
	(unaudited)

Revenue	$140,184	$145,507	$556,334	$571,763
Direct costs of services	85,684	86,988	342,040	352,524
Gross margin	54,500	58,519	214,294	219,239
Selling, general and administrative expenses (1)	42,325	42,047	168,318	170,992
Employee portion of contingent consideration (2)	-	-	-	(500)
Contingent consideration adjustment	-	-	-	(33,440)
Operating income before amortization and depreciation (1), (2)	12,175	16,472	45,976	82,187

Amortization of intangible assets	412	483	1,694	3,364
Depreciation expense	1,092	1,299	4,580	5,731
Operating income (1), (2)	10,671	14,690	39,702	73,092
Interest income	(40)	(48)	(175)	(252)
Income before provision for income taxes (1), (2)	10,711	14,738	39,877	73,344
Provision for income taxes (3)	5,396	5,844	19,373	32,202
Net income (1), (2), (3)	$5,315	$8,894	$20,504	$41,142
Basic net income per share (1), (2), (3)	$0.13	$0.21	$0.50	$0.94
Diluted net income per share (1), (2), (3)	$0.13	$0.21	$0.50	$0.94
Basic shares	40,481	42,287	41,108	43,541
Diluted shares	40,495	42,373	41,151	43,599
Cash dividends declared per share	$0.06	$0.05	$0.24	$0.20

EXPLANATORY NOTES

1.

Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.7 million and $1.9 million for the three months ended May 25, 2013 and May 26, 2012, respectively, and $7.2 million and $7.7 million for the years ended May 25, 2013 and May 26, 2012, respectively.

2.

The contingent consideration adjustment is a favorable adjustment of approximately $33.4 million for the year ended May 26, 2012 in recognition of the change in the fair value of the contingent consideration liability associated with the acquisition of the Sitrick Brincko Group in November 2009. The adjustment results in the elimination of the estimated contingent consideration payable in November 2013.  As required by accounting rules for acquisitions under generally accepted accounting principles ("GAAP") that include earn-out provisions, the Company periodically assesses the likely fair value to be paid at the earn-out date.  The Sitrick Brincko Group earn-out is based upon an annual assessment of actual EBITDA of the Sitrick Brincko Group and an updated assessment of various probability weighted projected EBITDA scenarios over the remaining six months of the earn-out period.  This assessment requires very subjective assumptions to be made of various potential operating results scenarios.  Based upon the first three and a half years of actual results and an updated probability weighted assessment of various projected EBITDA scenarios of the Sitrick Brincko Group for the six months remaining in the earn-out period, the Company believes it is more likely than not that there will not be a contingent consideration payment payable in November 2013 and has eliminated its estimated liability.  Although the Company currently believes that there will be no earn-out payment due, it will continue to periodically review actual EBITDA results of the Sitrick Brincko Group and an updated assessment of various probability weighted projected EBITDA scenarios; if circumstances change and the Company determines that an earn-out payment may be due, it would result in a non-cash charge to operations and would materially impact operating results.

3.

The employee portion of contingent consideration is a $500,000 reduction for the year ended May 26, 2012, of the estimate of the compensation owed to employees related to the Sitrick Brincko Group acquisition (and as compensation, it is treated as an operating expense).  Similar to contingent consideration, the estimate of the amount of employee portion of contingent consideration payable requires very subjective assumptions to be made of future operating results and based upon the first three and a half years of actual results and an updated probability weighted assessment of various projected EBITDA scenarios of the Sitrick Brincko Group for the six months remaining in the earn-out period, the Company currently believes it is more likely than not that the employee portion of contingent consideration will not be earned.

The after-tax impact of the adjustments to contingent consideration and the employee portion of contingent consideration was $0.47 per diluted share for the year ended May 26, 2012.

4.

The Company's effective tax rate was approximately 50% and approximately 40% for the three months ended May 25, 2013 and May 26, 2012, respectively, and approximately 49% and approximately 44% for the years ended May 25, 2013 and May 26, 2012, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Twelve Months Ended
	May 25,	May 26,	May 25,	May 26,
	2013	2012	2013	2012
	(unaudited)
Net income	$5,315	$8,894	$20,504	$41,142
Adjustments:
Amortization of intangible assets	412	483	1,694	3,364
Depreciation expense	1,092	1,299	4,580	5,731
Interest income	(40)	(48)	(175)	(252)
Provision for income taxes	5,396	5,844	19,373	32,202
EBITDA	$12,175	$16,472	$45,976	$82,187
Stock-based compensation expense	1,728	1,905	7,188	7,742
Contingent consideration adjustment	-	-	-	(33,440)
Adjusted EBITDA	$13,903	$18,377	$53,164	$56,489
Revenue	$140,184	$145,507	$556,334	$571,763
Adjusted EBITDA Margin	9.9%	12.6%	9.6%	9.9%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense and contingent consideration adjustments. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(in thousands, except consultant headcount)

	May 25,	May 26,
	2013	2012
	(unaudited)
Cash, cash equivalents and short-term investments	$119,012	$128,115
Accounts receivable, less allowances	$84,194	$84,192
Total assets	$417,640	$430,719
Current liabilities	$61,333	$61,651
Total stockholders' equity	$352,327	$365,868
Consultant headcount, end of period	2,208	2,317
Shares outstanding, end of period	39,705	41,973
	Twelve Months Ended
	May 25,	May 26,
	2013	2012
	(unaudited)
Cash flow from operations	$34,959	$36,370
Cash flow from investing	$(5,152)	$(20,528)
Cash flow from financing	$(38,092)	$49,109

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CONTACT: Media, Michael Sitrick, (US+) 1-310-788-2850, mike_sitrick@sitrick.com; or Analyst Contact, Nate Franke, Chief Financial Officer, (US+) 1-714-430-6500, nate.franke@resources-us.com